SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2005

INYX, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-83152	75-2870720
(State or other jurisdiction	(Commission	(I.R.S. Employer
of Company)	File Number)	Identification No.)

825 Third Avenue, 40th Floor, New York, NY 10022
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 838-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Definitive Material Agreement

On August 28, 2005, the Board of Directors of Inyx, Inc. (the “Company”) approved the adoption of an Inyx, Inc. 2005 Equity Incentive Plan (the “Incentive Plan”). The final form of the Incentive Plan was approved by the Compensation Committee on September 15, 2005. A copy of the Incentive Plan is attached to this Report as Exhibit 10.1 and the forms of agreements to be used in making awards under the Incentive Plan are attached to this Report as Exhibits 10.2 and 10.3.

The Company has reserved 6,000,000 shares of its common stock for issuance upon exercise of options to be granted under the Incentive Plan. The Compensation Comittee(the “Committee”) will select the individuals to whom options will be granted and determine the time of grant, the number of shares of stock to be covered by each option, the amount of any cash awards, the option price, the period within which the options may be exercised, whether the option is an incentive stock option or non-qualified stock option, and any other terms and conditions of the options or cash awards granted. Recipients may include employees and directors of, and consultants to, the Company.

The price to be paid for shares of common stock upon the exercise of each stock option cannot be less than the fair market value of the shares on the date on which the option is granted. No option may have a term longer than ten years from the date of grant (reduced to five years for options granted to holders of more than 10% of the combined voting power of all classes of stock of the Company). The option price is to be paid in full at the time of exercise. Payment may be in cash, shares of the Company’s common stock, other awards under the Incentive plan, other securities, other property or any combination thereof, and may be made in a single payment, in installments, or on a deferred basis, in each case as determined by the Board of Directors.

The Committee is also authorized to grant stock appreciation rights under the Incentive Plan. A stock appreciation right granted under the Incentive Plan represents the right to receive, upon exercise of the right, the excess of (i) the fair market value of a share of common stock on the date of exercise or, if the Committee determines, at any time during a specified period before or after the date of exercise over (ii) the grant price of the right, as specified by the Committee. Subject to the terms of the Incentive Plan, the grant price, term, methods of exercise, methods of settlement, and any other terms and conditions of any stock appreciation right shall be determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any stock appreciation right as it deems appropriate.

The Committee is also authorized to grant awards of restricted stock and restricted stock units. Shares of restricted stock and restricted stock units are subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to receive any dividend or other right or property), which may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee deems appropriate. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) for any reason during the applicable restriction period, all shares of restricted stock and all restricted stock units still subject to restriction shall be forfeited and reacquired by the Company.

The Committee may also grant performance awards. Subject to the terms of the Incentive Plan, a performance award granted under the Incentive Plan (i) may be denominated or payable in cash, shares of common stock, other securities, other awards under the Incentive Plan, or other property and (ii) confer on the holder rights valued as determined by the Committee and payable to, or exercisable by, the holder of the performance award, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish.

Stock-based grants will be made based upon performance criteria in order to provide long-term incentives to key participants in the Company’s growth. In some cases, grants under the Incentive Plan will be made in lieu of direct cash bonuses and salary increases, enabling overall compensation to be competitive in order to retain and attract valuable personnel.

This summary of the Incentive plan is qualified in its entirety by reference to the full text of the Incentive Plan, which is filed as an exhibit hereto.

Item 9.01. Financial Exhibits, Pro Forma Financial Information and Exhibits.

10.1 Inyx, Inc. 2005 Equity Incentive Plan *

10.2 Form of Incentive Option Agreement *

10.3  Form of Non-Qualified Option Agreement *

* Compensatory plan or agreement in which an executive officer or director participates.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INYX, INC.

By:	/s/ Jack Kachkar
Jack Kachkar, Chairman and CEO

Dated: September 21, 2005

INDEX TO EXHIBITS

10.1 Inyx, Inc. 2005 Equity Incentive Plan *

10.2 Form of Incentive Option Agreement *

10.3  Form of Non-Qualified Option Agreement *

* Compensatory plan or agreement in which an executive officer or director participates.